EXHIBIT 4.3

DATED	2015

RULES OF THE MAGIC PONY TECHNOLOGY LIMITED

EMI SHARE OPTION SCHEME

(APPROVED BY THE BOARD OF DIRECTORS ON AUGUST 27, 2015)

1.	Interpretation and Construction

1.1	Definitions

In the Rules, unless the context requires otherwise, the following words and expressions are defined or otherwise explained by the provisions indicated:

“Acquiring Company”	any company which has obtained Control of the Company in accordance with any of the provisions of Rule 12;

“Adoption Date”	the date on which the Rules are adopted by the Directors;

“Bad Leaver”	any director or employee of any Group Company who ceases to be a director or employee without becoming a director or employee of any other Group Company and is not a Good Leaver;

“Committed Time”	the meaning given by paragraph 26 of Schedule 5;

“Companies Act”	the Companies Act 2006;

“Company”	Magic Pony Technology Limited (registered number 9356191) whose registered address is at 38 Gratton Road, Flat 2, London, United Kingdom, W14 0JX;

“Compromise”	the meaning given by Rule 12.4;

“Control”	shall mean the ability of a person to secure that the affairs of a company are conducted in accordance with the person’s wishes by the holding of shares or voting power in that or any other company (or as a result of any powers in the articles of association or other document relating to that or any other company) (in accordance with section 995 Income Tax Act 2007);

“Date of Grant”	the date on which an Option is granted to an Employee;

“Directors”	the board of Directors of the Company or a duly authorised committee thereof;

“Disqualifying Event”	the meaning given by Sections 534 to 536 of ITEPA;

“Eligible Employee”	any person who is an employee of the Company or any Qualifying Subsidiary PROVIDED THAT where an Option is intended to be an EMI Option the employee is an individual;

(a) whose Committed Time amounts to at least 25 hours a week, or if less, 75% of his Working Time; and

(b) who does not have a Material Interest in any Group Company;

“EMI”	Enterprise Management Incentive;

“EMI Option”	any right to acquire Shares:

(c) in relation to which the requirements of Schedule 5 are met at the Date of Grant; and

(d) of which Notice of Grant is given to HM Revenue & Customs in accordance with paragraph 44 of Schedule 5;

and, where the circumstances permit, a Replacement Option in relation to that EMI Option;

“Employee”	any individual who is an employee of a Group Company;

“Employer Company”	the company by reference to which the Option Holder is an Eligible Employee or Employee;

“Employer’s NICs”	secondary Class 1 national insurance contributions;

“Good Leaver”	any director or any employee of any Group Company who ceases to be a director or employee without becoming a director or employee of any other Group Company by reason of injury, disability, redundancy or early retirement with the agreement of the Company or in any other circumstance where the Directors, in their discretion, determine the director or employee to be a Good Leaver;

“Group” and “Group Company”	“Group”, in relation to a Parent Company, means that company and its Subsidiaries and “Group Company” shall be construed accordingly;

“Independence Requirement”	the meaning given by paragraph 9 of Schedule 5;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Market Value”	shall be determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992;

“Material Interest”	the meaning given by paragraph 29 of Schedule 5;

“Notice of Exercise”	a notice of exercise in accordance with the form set out in Schedule 2 of the Rules or such other form as may be prescribed or required by the Directors from time to time;

“Notice of Grant”	the notice of grant of the EMI Option submitted by the Employer Company to HM Revenue & Customs in accordance with Rule 4.1;

“Option”	a right to acquire Shares which shall include an EMI Option or an Unapproved Option;

“Option Agreement”	an agreement between the Company and an Eligible Employee (or the Company and an Employee) which shall evidence the grant of the Option, which shall be in accordance with the Rules of the Scheme and which shall be in such form as may be prescribed by the Directors;

“Option Holder”	an Eligible Employee who has been granted an EMI Option or an Employee who has been granted an Unapproved Option (or his legal personal representatives where the circumstances permit);

“Option Price”	the price per Share determined by the Directors which shall not be less than the Market Value of a Share on the Date of Grant (unless the Directors in their discretion decide otherwise) and, in the case of an Option which is a right to subscribe for Shares, not less than the nominal value of a Share;

“Ordinary Share Capital”	the meaning given by section 989 of the Income Tax Act 2007;

“Parent Company”	a company that has one or more Subsidiaries;

“Personal Representatives”	in relation to an Option Holder, the Option Holder’s legal personal representatives (being either the executors of his will to whom a valid grant of probate has been made or the duly appointed administrators of his estate) who in either case have provided the Directors with satisfactory evidence of their appointment;

“Qualifying Exchange”	an exchange of Shares in accordance with Rule 13.3;

“Qualifying Subsidiary”	the meaning given by paragraph 11 of Schedule 5 to ITEPA;

“Relevant Company”	the company (being either the Company or any Group Company) which incurs a Tax Liability as set out in Rule 10.4;

“Replacement Option”	an Option granted in accordance with Rule 13;

“Restrictions”	any condition attaching to the Shares which makes the interest in the Shares restricted within the meaning of Chapter 2 of Part VII of ITEPA;

“Rules”	these rules together with any schedules or appendices to these rules;

“Sale of the Business”	any transfer (whether through a single transaction or a series of transactions) of all or substantially all of the assets or undertaking of the Group (including goodwill) to any person (or persons connected with each other or act in concert with each other);

“Schedule 5”	Schedule 5 to ITEPA;

“Scheme”	this scheme as governed by the Rules;

“Section 431 Election”	means an election in accordance with Section 431 of ITEPA being in the form as set out in Schedule 3 to this Scheme or in such other form as HM Revenue & Customs may determine from time to time;

“Share”	Ordinary Shares in the capital of the Company (and in the context of an EMI Option, which satisfies the requirements of paragraph 35 of Schedule 5);

“Subsidiary”	means any body corporate which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006;

“Tax Liability”	a liability to account for any employee’s tax, national insurance, social security or other levies in respect of the Option (whether by reason of grant, exercise, or otherwise or by reason of a Disqualifying Event in relation to EMI Options only), including for the avoidance of doubt and without limitation any liability arising after the termination of the Option Holder’s employment for whatever reason and which:

(e) may arise or be incurred in any jurisdiction whatsoever and,

(f) by the law of the same jurisdiction may or shall be recovered from the person entitled to the Option;

“Trading Activities Requirement”	the meaning given by paragraph 13 to 14 of Schedule 5;

“Unapproved Options”	any right to acquire Shares granted pursuant to this Scheme which does not satisfy the requirements of Schedule 5;

“Unvested”	such number or the proportion of the Shares subject to an Option that are not Vested;

“Vested”	such number or the proportion of the Shares subject to an Option that shall become vested according to the Vesting Schedule and “Vest” shall be construed accordingly;

“Vesting Schedule”	the schedule set out in any Option Holder’s Option Agreement;

“Working Time”	the meaning given by paragraph 27 of Schedule 5; and

“Working Time Declaration”	means a written declaration made and signed by the Option Holder within the Option Agreement in accordance with paragraph 44(6) of Schedule 5 that he satisfies the Committed Time requirement.

1.2	Construction

Words or expressions used herein shall where appropriate:

(a)	when denoting the masculine gender include the feminine and vice-versa;

(b)	when denoting the singular include the plural and vice versa;

(c)	when referring to any enactment be construed as a reference to that enactment as for the time being consolidated, amended, re-enacted or replaced and shall include any regulations made thereunder;

(d)	when a period of time is specified and starts from a given day or the day of an act or event, be calculated exclusive of that day; and

(e)	be construed such that the headings and sub-headings are for ease of reference only, and do not affect the interpretation of any Rule;

(f)	be construed where not otherwise defined in the Rules to have the same meanings as in Schedule 5.

2.	Statement of Purpose

EMI Options granted at any time pursuant to the Rules are granted for commercial reasons in order to recruit or retain an Eligible Employee and not as part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of tax.

3.	Grant of Options

3.1	General

(a)	Subject to the Rules, the Company may, at any time, grant

(i)	any Eligible Employee an EMI Option; or

(ii)	any Employee an Unapproved Option

over such number of Shares at such Option Price and with such conditions of exercise as the Company may determine.

(b)	An EMI Option shall be granted in accordance with the provisions of Schedule 5.

(c)	EMI Options shall only be granted to individuals who are Eligible Employees.

(d)	Unapproved Options shall only be granted to individuals who are Employees.

(e)	An Option shall not be granted by any person other than the Company without the prior approval of the Directors.

3.2	Contents of Option Agreement

The Option shall be agreed in writing between the Company and the Option Holder, and shall state:

(a)	the Date of Grant;

(b)	that the EMI Option is granted under the provisions of Schedule 5;

(c)	the number or maximum number of Shares over which the Option is granted;

(d)	the Option Price, or the method by which the Option Price is to be determined;

(e)	the Vesting Schedule;

(f)	details of any Restrictions attaching to the Shares and, if so, shall contain details of such Restrictions; and

(g)	shall include the Working Time Declaration.

3.3	The Option Agreement for an Unapproved Option shall be in the same form as Rule 3.2 apart from Rule 3.2(b), (f) and (g) which shall not apply.

4.	Notice of Grant

4.1	On the grant of an EMI Option, a Notice of Grant shall be given by the Employer Company to HM Revenue & Customs within 92 days of the Date of Grant (or such further or other period as HM Revenue & Customs or statute may allow, permit or require) and shall:

(a)	be in such form and using such method as required by HM Revenue & Customs from time to time;

(b)	contain a declaration by a director or the secretary of the Employer Company that:

(i)	in his opinion the requirements of Schedule 5 are met;

(ii)	the information provided is to the best of his knowledge correct and complete; and

(iii)	the Option Holder has made and signed a Working Time Declaration and that the Working Time Declaration is held by the Employer Company;

(c)	contain any other information that HMRC may require from time to time.

4.2	On the grant of an Unapproved Option a Notice of Grant shall not be required.

5.	EMI Options: Limit for individual Eligible Employee

5.1	The number of Shares over which an EMI Option may be granted to any one Eligible Employee shall be limited and take effect so that the total value of Shares (as determined by paragraphs 5(6) to (8) of Schedule 5) subject to unexercised EMI Options granted to that Eligible Employee by the Company or any other Group Company does not exceed £250,000 (or such other limit as may apply from time to time in paragraph 5 of Schedule 5), SAVE WHERE an EMI Option is granted under the provisions of Part 6 (Company Reorganisation) of Schedule 5.

5.2	Provided that if an EMI Option exceeds the limit in Rule 5.1 the Option shall be treated as two Options, one shall be an EMI Option as to the number of Shares within the limit in Rule 5.1 and the other Option shall be an Unapproved Option.

6.	Overall limits for Company on the Grant of Options

6.1	Subject to such adjustments as may be made in accordance with Rule 15, no Option shall be granted on any Date of Grant if as a result the total value of Shares of the Company (as determined by paragraphs 5(6) to (8) of Schedule 5) in respect of which unexercised EMI Options exist would exceed £3 million or such other limit as may apply from time to time in paragraph 7 of Schedule 5.

6.2	For the purpose of the limit contained in Rule 6.1 above, any Option or right which has been released, cancelled or lapsed without being exercised shall be ignored.

6.3	If following the purported grant of an EMI Option the limit in Rule 6.1 would be exceeded such an Option shall not be an EMI Option insofar as it relates to the excess and the excess shall be treated as an Unapproved Option.

7.	Ordinary Share Capital

7.1	Availability of Shares

The Company shall at all times keep available Shares to satisfy the exercise to the full extent still possible of all Options which have neither lapsed nor been fully exercised taking account of any other obligations of the Company to provide shares of the same class as Shares.

8.	Non-Transferable

Save as provided in Rule 9.4, no Option nor any right thereunder shall be capable of being transferred, assigned or charged in any manner whatsoever. Upon any such purported transfer, assignment, or charge the Option shall immediately lapse and cease to be exercisable.

9.	Rights to Exercise Options

9.1	General

Subject to rules 9.2, 9.3, 9.4 and 12 below an Option:

(a)	shall not be exercisable before it has Vested in accordance with the Vesting Schedule set out in the relevant Option Holder’s Option Agreement; and

(b)	an Option may thereafter be exercised in whole or in part at any time, subject to the provisions of the Option Agreement;

(c)	shall not be exercised later than the day before the tenth anniversary of the Date of Grant.

9.2	Termination of Employment – Bad Leaver

(a)	If the Option Holder is a Bad Leaver, the Option, whether Vested and unexercised or Unvested shall lapse immediately on the date upon which the Option Holder ceases to hold employment or office within the Group, or in the case of gross misconduct, on the date of occurrence of such misconduct.

9.3	Termination of Employment - Good Leaver

If the Option Holder is a Good Leaver:

(a)	the Option shall be exercisable to the extent Vested as at the date of ceasing employment within 90 days of ceasing employment (or within any longer time period as referred to in section 532(1)(b) ITEPA);

(b)	the Option to the extent Unvested shall lapse immediately on the date upon which the Option Holder ceases employment, unless the Directors in their discretion determine before cessation that any Unvested part of the Option may be exercised within 90 days of ceasing employment (or within any longer time period as referred to in section 532(1)(b) ITEPA).

9.4	Death of the Option Holder

If an Option Holder dies, the Option shall be exercisable in full regardless of whether it has Vested by the Personal Representatives, provided that the Option shall only be exercisable within 12 months of the Option Holder’s death.

10.	Exercise of Options

10.1	Procedure on exercise

An Option shall be exercisable, in whole or in part, by the delivery to the secretary of the Company of the following:

(a)	an Option Agreement covering all of the Shares over which the Option is then to be exercised;

(b)	the Notice of Exercise in the prescribed form duly completed and signed by the Option Holder (or by his duly authorised agent);

(c)	a Section 431 Election (or a similar election should the Directors so require);

(d)	payment (or such arrangements for the making of such a payment as the Directors shall permit) of a sum equal to the aggregate Option Price for the number of Shares over which the Option is to be exercised;

(e)	payment (or such arrangements for the making of such a payment as the Directors shall permit) of any Tax Liability and Employer’s NICs in accordance with Rule 10.4; and

(f)	if and to the extent that existing shareholders in the Company are subject to Restrictions on the exercise of any rights attaching to their Shares in the Company as embodied in any shareholders’ agreement or other such document, is accompanied by a deed of adherence in a form acceptable to the Company and executed by the Option Holder whereby the Option Holder agrees to be bound by the terms of such shareholders’ agreement or other such document.

10.2	Issue or transfer of Shares

The Company shall issue or procure the transfer of Shares to be allotted or transferred pursuant to the exercise of an Option to the Option Holder such number of Shares within 30 days following the effective date of exercise of the Option.

10.3	Shares issued pursuant to the Scheme will rank pari passu in all respects with the Shares then already in issue except that they and any Shares transferred pursuant to the Scheme will not rank for any dividend or other distribution of the Company paid or made by reference to a record date falling prior to the date of receipt of the Notice of Exercise of the Option pursuant to Rule 10.1.

10.4	Deductions

(a)	Where in relation to Options, the Company or any Group Company (“the Relevant Company”) is liable, or is in accordance with current practice believed to be liable under any statute or regulation or otherwise, to account to any revenue or other authority for sums in respect of a Tax Liability in relation to the Option, the Option Holder shall indemnify and shall keep indemnified the Relevant Company for the Tax Liability and the Option Holder shall pay the Relevant Company a sum equal to the Tax Liability immediately upon written notice of the quantum of the said liability.

(b)	Notwithstanding the above, the Company may impose such conditions upon the exercise of the Options as are necessary to ensure that the Relevant Company is able to meet any or all of such liabilities, including, without limitation, a condition that no exercise may take place unless the Option Holder has provided the Relevant Company with cash funds sufficient to meet such Tax Liability, or has entered into arrangements acceptable to the Relevant Company to secure that such cash funds are available, or to allow the Relevant Company to deduct the amount of such Tax Liability from any cash amounts (including salary and bonuses) which may become payable to the Option Holder by any Group Company.

(c)	The Company may require the Option Holder as a condition of the exercise of any Option that the Option Holder shall:

(i)	agree to reimburse the Relevant Company for any Employer’s NICs arising on the exercise of an Option; or

(ii)	enter into an election with the Relevant Company to assume the liability for any Employer’s NICs, payable on the exercise of the Option, including an election under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992; OR

(iii)	agree to pay the employer’s social security contributions, to the extent permitted by law, in any other jurisdiction.

(d)	If the Option Holder shall fail to:

(i)	make payment to the Relevant Company immediately upon receipt of a written notice in accordance with Rule 10.4(a); or

(ii)	reimburse the Relevant Company in accordance with an agreement or election in whole or in part for any liability to Employer’s NIC or employer’s social security contributions pursuant to Rule 10.4(c);

then the Company shall be authorised by the Option Holder to reduce the number of Shares otherwise deliverable to the Option Holder upon the exercise of an Option as may be sufficient to produce a sum which (after allowance for the costs and expenses of such a sale) may discharge (and shall be applied in discharge of) the Option Holder’s liability to the Relevant Company under Rule 10.4(a) or any agreement or election pursuant to Rule 10.4(c) and the Company may exercise all such powers and may appoint any of its officers to sign all such documents in the name of the Option Holder and as his act and deed as may be necessary for this purpose.

(e)	If the Option Holder shall fail to make payment to the Relevant Company immediately upon receipt of a written notice in accordance with Rule 10.4(a) then the Option Holder shall be liable to make good any amount outstanding on demand.

11.	Lapse of Options

11.1	General

An Option shall immediately cease to be exercisable and shall lapse on the earliest of:

(a)	the tenth anniversary of the Date of Grant;

(b)	the date upon which the Option Holder ceases to hold employment or office within the Group if the Option Holder is a Bad Leaver;

(c)	the expiry of the periods in Rule 9.3, except that if the Option Holder dies during the exercise period specified in Rule 9.3, an Option shall not lapse by reason of this Rule 11.1 until the first anniversary of the Option Holder’s death, if later;

(d)	the first anniversary of the Option Holder’s death;

(e)	subject to Rule 13.1, the expiry of any of the periods referred to in Rule 12;

(f)	the date on which it is purported to be transferred or assigned (other than by reason of death in accordance with Rule 9.4), mortgaged, charged or otherwise disposed of by the Option Holder;

(g)	the presentation of any petition to any court of competent jurisdiction by which an order is sought for the bankruptcy of the Option Holder;

(h)	upon the Option Holder making an application for an interim order or any proposal for a voluntary arrangement within Part VIII of the Insolvency Act 1986;

(i)	upon the Option Holder proposing any form of compromise with his creditors or any class of creditors; and

(j)	the date on which the Option Holder is deprived (otherwise than on death) of the legal or beneficial ownership of the Option by operation of law or by the Option Holder doing or omitting to do anything which causes him to be so deprived.

12.	Takeover, Reconstruction, Liquidation and Sale of the Business

12.1	Offer

If any person obtains Control of the Company as a result of:

(a)	making an offer to acquire the whole of the issued share capital of the Company which is made on a condition such that, if it is satisfied, the person making the offer will have Control of the Company; or

(b)	making a general offer to acquire all the shares in the Company which are of the same class as those to which the Option relates;

(c)	negotiating a share sale and purchase agreement with the shareholders of the Company which contemplates that the person will acquire the whole of the issued share capital of the Company on completion;

(“an Offer”), an Option may be exercised to the extent Vested in accordance with the provisions of Rule 12.2.

12.2

(a)	if the Directors (acting on behalf of the Company) notify the Option Holder in writing as soon as practicable of the fact that such person has made an Offer under Rule 12.1 (the “Notification”) which may result in that person obtaining Control of the Company (and for the purposes of this Rule 12.2 the time that Control is obtained shall be referred to as the “Unconditional Time”), the Option Holder may deliver his Notice of Exercise and the aggregate Option Price (under the procedure in Rule 10.1) at any time in the period commencing on the Option Holder’s receipt of the Notification and ending immediately before the Unconditional Time. Any Notice of Exercise delivered in accordance with this Rule 12.2(a) shall be exercised immediately before the Unconditional Time. The Option shall not be exercisable following the Unconditional Time but may still be released under Rule 13 within the period of six months following the change of Control of the Company and on the expiry of the said six month period the Option shall lapse; or

(b)	in the event that no Notification is made (as permitted by Rule 12.2(a)), the Option may be exercised within 90 days (or within any longer time period as referred to in section 532(1)(b) ITEPA) of such change of Control. The Option shall not be exercisable after 90 days (or within any longer time period as referred to in section 532(1)(b) ITEPA) from the date of the change of Control but may still be released under Rule 13 within the period of six months following the change of Control of the Company and on the expiry of the said six month period the Option shall lapse.

(c)	For the avoidance of doubt, where a Notification is made in Rule 12.2(a) and the Directors become aware that the proposed Offer will not proceed, the Directors shall return the Notice of Exercise and the aggregate Option Price to the Option Holder, and no exercise of the Option shall be treated as having occurred in relation to such offer under this Rule 12.2.

12.3	Control

For the purposes of Rule 12.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

12.4	Scheme of arrangement

If any person obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act (“a Compromise”), an Option may be exercised to the extent Vested within 90 days (or within any longer time period as referred to in section 532(1)(b) ITEPA) of the court sanctioning the Compromise. An Option shall not be exercisable after the said 90 days (or longer time period as referred to in section 532(1)(b) ITEPA) but may still be released under Rule 13 within the period of six months following the court sanction of the Compromise and, on the expiry of the said six month period, the Option shall lapse.

12.5	Chapter 3, Part 28 of the Companies Act – Squeeze out provisions

If any person becomes bound or entitled to acquire shares under Chapter 3, Part 28 of the Companies Act, an Option may be exercised to the extent Vested at any time when that person remains so bound or entitled.

12.6	Liquidation

If a general meeting of the Company is called at which it is proposed to pass a resolution for the members’ voluntary winding up of the Company, the Company shall notify the Option Holder as soon as practicable of this fact. The Option may be exercised to the extent Vested during the period of such notice (such exercise being conditional on such resolution being passed and taking effect immediately thereafter) and such portion of the Option not otherwise exercised before such resolution has been passed shall thereupon lapse. Where the Option Holder has exercised the Option pursuant to this Rule 12.6 and the resolution referred to above has been passed then (subject to the consent of the Company’s liquidator where such is required by section 88 of the Insolvency Act 1986) the exercise of the Option shall take effect immediately and the Option Holder shall be entitled to share in the assets of the Company with the existing shareholders in the same manner as the Option Holder would have been entitled had the Option Holder been the registered owner of the relevant Shares before the resolution was passed. For the avoidance of doubt, this Rule 12.6 will not apply to a creditors’ voluntary winding up.

12.7	Reorganisation

An Option may not be exercised under rule 12.1 if the Offer is part of a reorganisation so that the shareholders of the Acquiring Company hold their shares in the Acquiring Company in the same proportions as they held their shares in the Company.

12.8	Sale of Business

An Option may be exercised to the extent Vested within 90 days (or within any longer time period as referred to in section 532(1)(b) ITEPA) of a Sale of the Business and the Company shall notify the Option Holder as soon as practicable of this fact.

12.9	Admission to listing

If the Company’s shares are admitted to listing on the Main Market of the London Stock Exchange, AIM or to any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000), the Option shall continue to vest in accordance with the Vesting Schedule and the Option may be exercised to the extent Vested during such periods as the Directors shall determine in their discretion.

13.	Replacement Options

13.1	Grant of Replacement Options

If any company (“the Acquiring Company”):

(a)	obtains Control of the Company as a result of making an Offer in accordance with Rule 12.1(a) or (b); or

(b)	obtains Control of the Company as a result of a Compromise in accordance with Rule 12.4; or

(c)	becomes bound or entitled to acquire the Shares under Chapter 3, Part 28 of the Companies Act in accordance with Rule 12.5, or

(d)	obtains all the Shares as a result of a Qualifying Exchange within Rule 13.3,

an Option Holder may at any time within the period set out in Rule 13.2, by agreement with the Acquiring Company, release any Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which is equivalent to the Old Option but relates to shares in the Acquiring Company and qualifies as a Replacement Option as set out in rules 13.4 and 13.5.

13.2	Period within which Replacement Option to be granted

The New Option must be granted within the following periods:

(a)	if the change of Control is by reason of a general offer in accordance with Rule 12.1, the period of six months beginning with the time when the person making the offer has obtained control of the Company and any condition subject to which the offer is made is satisfied;

(b)	if the change of Control is by reason of a Compromise (in accordance with Rule 12.4) or a Qualifying Exchange the period of six months beginning with the time when the Acquiring Company obtains Control of the Company whose shares are subject to the Old Option;

(c)	if the change of Control occurs under Chapter 3, Part 28 of the Companies Act, the period during which the Acquiring Company remains bound or entitled in accordance with those procedures.

13.3	Exchange of Shares

(a)	An exchange of shares will be treated as a Qualifying Exchange where arrangements are made in accordance with which a company (“the New Company”) acquires all the shares (“Old Shares”) in another company (“the Old Company”) and the following conditions are met:

(i)	that the consideration for the Old Shares consists wholly of the issue of shares (“New Shares”) in the New Company;

(ii)	that New Shares are issued in consideration of Old Shares only at times when there are no issued shares in the New Company other than:

(A)	subscriber shares, and

(B)	New Shares previously issued in consideration of Old Shares;

(iii)	that the consideration for New Shares of each description consists wholly of Old Shares of the corresponding description;

(iv)	that New Shares of each description are issued to the holders of Old Shares of the corresponding description in respect of, and in proportion to, their holdings; and

(v)	that by virtue of section 127 of the Taxation of Chargeable Gains Act 1992 as applied by section 135(3) of that Act, the exchange of shares is not treated as involving a disposal of the Old Shares or an acquisition of the New Shares.

(b)	For the purposes of this rule Old Shares and New Shares are of a corresponding description if, on the assumption that they were shares in the same company, they would be of the same class and carry the same rights, and references to “shares”, except in the expression “subscriber shares”, includes securities.

13.4	Qualifying requirements for Replacement Option

Subject to Rule 13.5, a New Option qualifies as a Replacement Option only if:

(a)	the New Option is granted to the Option Holder by reason of his employment:

(i)	with the Acquiring Company, or

(ii)	if that company is a Parent Company, with that company or another Group Company;

(b)	at the time of the release of rights under the Old Option, the purpose for granting the New Option is for commercial reasons in order to recruit or retain an Eligible Employee, and not as part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of tax;

(c)	at that time,

(i)	the Independence Requirement and the Trading Activities Requirement are met in relation to the Acquiring Company;

(ii)	the individual to whom the New Option is granted is an Eligible Employee in relation to the Acquiring Company; and

(iii)	the New Option would satisfy the requirements of being an EMI Option set out in Part V of Schedule 5;

(d)	the total Market Value, immediately before the release, of the Shares which were subject to the Old Option is equal to the total Market Value, immediately after the grant, of the Shares in respect of which the New Option is granted; and

(e)	the total amount payable by the employee for the acquisition of shares in pursuance of the New Option is equal to the total amount that would have been payable for the acquisition of shares in pursuance of the Old Option.

13.5	Provided that a Replacement Option for an Unapproved Option shall not have to satisfy the requirements in Rule 13.4(b) and Rule 13.4(c).

13.6	Where, in accordance with this Rule 13, an Option is released and a New Option granted, the New Option shall not be exercisable in accordance with Rule 12 by virtue of the event which gave rise to the New Option being granted.

14.	Loss of Office or Employment

14.1	The grant of an Option does not form part of the Option Holder’s entitlement to remuneration or benefits pursuant to his contract of employment nor does the existence of a contract of employment between an Eligible Employee and any company give such Eligible Employee any right or entitlement to have an Option granted to him in respect of any number of Shares or any expectation that an Option might be granted to him whether subject to any conditions or at all and the grant of an Option shall not give him any entitlement or expectation that further Options will be granted.

14.2	The rights and obligations of an Option Holder under the terms and conditions of his office or employment shall not be affected by his participation under the Rules or any right he may have to participate.

14.3	An individual who participates under the Rules waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever, whether lawful or not, in so far as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Rules as a result of such termination or from the loss or diminution of value of such rights or entitlements. If necessary, the Option Holder’s terms of employment shall be varied accordingly.

15.	Adjustments

15.1	General rule

The number of Shares over which an Option is granted and the Option Price thereof shall be adjusted in such manner as the Directors shall determine following any capitalisation issue, rights issue, subdivision, consolidation or reduction of share capital of the Company or any other variation of share capital to the intent that (as nearly as may be) the total Option Price multiplied by the number of Shares that is payable in respect of an Option shall remain unchanged.

15.2	Reduction of Option Price to below nominal value

Subject to Rule 15.3 below, an adjustment may be made under Rule 15.1 above which would have the effect of reducing the Option Price of unissued shares to less than the nominal value of a Share, but only if, and to the extent that, the Directors shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the aggregate nominal value of the Shares in respect of which the Option is exercisable exceeds the aggregate adjusted Option Price, so that on exercise of any Option in respect of which the Option Price has been reduced, the Directors shall capitalise and apply such sum (if any) as is necessary to pay up the amount by which the aggregate nominal value of the Shares in respect of which the Option is exercised exceeds the aggregate Option Price for such Shares.

15.3	Option over issued and unissued Shares

Where an Option subsists over both issued and unissued Shares, an adjustment permitted by Rule 15.2 above, may only be made if the reduction of the Option Price of both issued and unissued Shares can be made to the same extent.

15.4	Administrative steps

The Directors shall notify Option Holders of any adjustment made under this Rule 15 as soon as reasonably practicable and may take such steps and the Company shall execute such documents as it considers necessary to give effect to such adjustment. Furthermore, and without limitation to the generality of the foregoing, the Directors may call in, cancel, endorse, issue or reissue any Option Agreement subsequent upon such adjustment.

16.	General

16.1	Amendments

(a)	Subject to rules 16.1(b) to (d), the Directors shall have the discretion to:

(i)	amend or add to the Rules; and

(ii)	impose additional conditions or requirements on the Options or on the terms on which Shares are acquired.

(b)	No amendments may be made to the Rules which would have the effect of causing EMI Options to cease to be EMI Options.

(c)	The Directors may at any time make such alterations (including additions) to the Rules as are necessary to secure that the Rules as applicable to EMI Options are in accordance with Schedule 5 and continue to be in accordance with Schedule 5.

(d)	No amendment or addition shall be made to the Rules which would abrogate or adversely affect the subsisting rights of Option Holders unless:

(i)	where the rights are enjoyed by a single Option Holder and are not enjoyed by any other Option Holder or class of Option Holders, it is made with the written consent of that Option Holder; or

(ii)	where the rights are enjoyed by all Option Holders or any class of Option Holders then:

(A)	with the consent in writing of such number of Option Holders or class of Option Holders (as the case may be) as hold Options under the Scheme to acquire 75 per cent (75%) of the Shares which would be issued or transferred if all Options granted and subsisting under the Scheme were exercised; or

(B)	by a resolution at a meeting of Option Holders or class of Option Holders passed by not less than 75 per cent (75%) of the Option Holders who attend and vote either in person or by proxy;

and for the purpose of this Rule 16.1(d) the Option Holders or any class of Option Holders shall be treated as the holders of a separate class of share capital and the provisions of the Articles of Association of the Company relating to class meetings shall apply mutatis mutandis.

16.2	Termination

The Scheme shall terminate upon the tenth anniversary of the Adoption Date or at any earlier time by the passing of a resolution by the Directors. Termination shall be without prejudice to the subsisting rights of Option Holders.

16.3	Conflict with Schedule 5

If there is any conflict between the provisions of the Rules as they apply to EMI Options and Schedule 5, Schedule 5 shall take precedence in respect of EMI Options.

16.4	Notices and documents

(a)	Option Holders not otherwise entitled thereto may at the discretion of the Company be sent copies of notices and other documents sent by the Company to its ordinary shareholders generally.

(b)	Written notice of any amendment made in accordance with this Rule 16 shall be given to those Option Holders affected by such amendment.

(c)	Any notice or other document required to be given hereunder to any Option Holder shall be delivered to him or sent by first class pre-paid post to him at his home address according to the records of the Company or such other address as may appear to the Directors to be appropriate. Any notice or other document required to be given to the Directors shall be delivered to the Directors or sent by first class pre-paid post to the Directors at the Company’s registered office or such other address as may be determined by the Directors to be appropriate. Notices sent by post to an Option Holder shall be deemed to have been given on the fifth day following the date of posting.

16.5	Disputes

The decision of the Directors in any dispute or question relating to any Option shall be final and conclusive subject to the terms of this Scheme.

16.6	Governing Law

The Rules shall be governed by and construed in accordance with English law.

16.7	Contracts (Rights of Third Parties) Act 1999

Except as expressly provided by the Company, a person who is not the Option Holder or a company who is not a member of the Group has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any provisions of this Scheme, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. The Option Holder may not declare himself a trustee of his rights under this Scheme for the benefit of any third parties.

16.8	Data Protection

The Company and the Employer Company (if different) from time to time will collect, hold and process the Option Holder’s personal information for the purposes of the administration of this Option. The Company will not use such personal information for any purpose other than the administration of the Option, unless the Option Holder’s consent to that use is obtained.

17.	Overseas Employees

Notwithstanding any other provision of the Scheme the Directors may amend or add to the provisions of the Scheme and the terms of Option Agreements they consider necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas taxation, securities or exchange control laws, provided that the terms of Options granted to such Employees are not more favourable overall than the terms of Awards granted to other Employees.

18.	Supplementary Provisions

The Group shall not be liable to the Option Holder for any tax or additional tax or national insurance payable by the Option Holder upon the exercise of an Option or upon the subsequent disposal of any Shares acquired upon exercise of the Option being tax or national insurance payable because of a failure to qualify for relief under sections 529 to 532 of ITEPA in consequence of anything done by the Group.

SCHEDULE 1

OPTION AGREEMENT

THIS DOCUMENT IS IMPORTANT AND SHOULD BE KEPT IN A SAFE PLACE

THIS OPTION AGREEMENT is made the [●] day of [●] 20

BETWEEN

(1)	MAGIC PONY TECHNOLOGY LIMITED (registered no 09356191) whose registered office is at 38 Gratton Road, Flat 2, London, United Kingdom, W14 0JX (the “Company”); and

(2)	[Name] of [Address] (the “Option Holder”)

SUPPLEMENTAL to the rules of the Magic Pony Technology Limited EMI Share Option Scheme (the “Scheme”). Any words or expressions used in this option agreement and defined by the Scheme shall bear the same meaning in this agreement.

INTRODUCTION:

(A)	The Company intends to grant an Option to the Option Holder.

(B)	The Option is intended to be an [EMI option/unapproved option].

(C)	[The Option is granted under Schedule 5 ITEPA 2003.]

AGREED TERMS

1.	Grant

The Company GRANTS an [EMI option/unapproved option] to the Option Holder and the Option Holder AGREES to be bound in all respects by the provisions of the Scheme and ACCEPTS the grant on the terms set out in their agreement.

2.	Terms of the Scheme

2.1	Under the terms of the Scheme the Option Holder may acquire the number of ordinary shares (“Shares”) in the Company stated in clause 6.1(a) at the Option price per Share set out in clause 6.1(b).

2.2	The Option is granted and exercisable subject to the terms and conditions set out in the Scheme and in this Option Agreement.

3.	Memorandum and articles

Any Shares allotted or transferred pursuant to the exercise of the Option are subject to the memorandum and articles of association of the Company (as amended from time to time) and to any necessary consents of any governmental or other authorities under any enactments from time to time in force.

4.	Non transferable

The Option is personal to the Option Holder and is not transferable, assignable or chargeable.

5.	Exercise

The Option shall not be exercisable on or after the 10th Anniversary of the date of grant of the Original Option.

6.	Grant

6.1	The details of the grant are as follows; namely

(a)	Number of Shares subject to the Option [●].

(b)	Option price per Share [●].

(c)	Date of grant [●].

(d)	Vesting Commencement Date [●].

6.2	The Option Holder irrevocably agrees to reimburse the Relevant Company for any Employer’s NICs arising on the exercise of an Option; or agrees to enter into an election with the Relevant Company to assume the liability for any Employer’s NICs, payable on the exercise of the Option, including an election under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992.

6.3	The exercise of the Option shall be conditional upon the Option Holder making good any Tax Liability in relation to the Option, or entering into arrangements acceptable to the Company in respect of such Tax Liability, in accordance with rule 10.4 of the Scheme.

6.4	The Option shall vest in accordance with the following Vesting Schedule:

(a)	25 per cent (25%) of the Shares on the first anniversary of the Vesting Commencement Date; and

(b)	the remaining 75% of the Shares shall vest in equal instalments (with rounding up of whole numbers of Shares where necessary) over the next 36 months.

On the occurrence of an event within rule 12 of the Plan (Takeover, Reconstruction, Liquidation and Sale of the Business) an additional 25% of the total number of Shares under the Option shall vest.

7.	Working Time Declaration

The Option Holder hereby declares, pursuant to the requirement set out in paragraph 44(5)(c) of Schedule 5, that he works for the Company or for a subsidiary of the Company for at least:

(a) 25 hours a week	☐

(b) 75% of his working time	☐

and therefore satisfies the Committed Time requirement in paragraph 26 of Schedule 5.

This option agreement has been executed as a deed and unconditionally delivered on the date first above written.

SIGNED as a DEED	)
By MAGIC PONY TECHNOLOGY LIMITED acting by	)
Director

Signature of Witness:

Name of Witness:

Address:

Occupation:

SIGNED as a DEED	)
By [Option Holder]	)

Signature of Witness:

Name of Witness:

Address:

Occupation:

NOTE: The Option Holder must ensure that they have ticked the appropriate option under the Working Time Declaration in paragraph 7 above.

The Company shall retain the original signed and dated option agreement and give a copy to the Option Holder within 7 days to satisfy paragraph 44(5)(b) of Schedule 5 or two copies of the option agreement shall be signed, one for the Company and one for the Option Holder.

SCHEDULE 2

NOTICE OF EXERCISE

TO:	The Secretary, Magic Pony Technology Limited

I/We, being the holder or the Personal Representative(s) of the holder,* of the option granted in the Option Certificate overleaf (“the Option”):

2.3	hereby exercise the Option to acquire ordinary shares in Magic Pony Technology Limited (“the Shares”) at a price of £[●] per ordinary share, subject to the provisions contained in an Option Agreement dated [●] (“the Agreement”) made pursuant to the Magic Pony Technology Limited EMI Share Option Scheme and made between Magic Pony Technology Limited and [●];

2.4	enclose a cheque for the total price of the Shares (£ ) in favour of Magic Pony Technology Limited (“the Company”) and crossed “a/c payee”, or such other documentation in respect of bridging finance or undertaking to procure payment as may be agreed by the Directors;

2.5	authorise and request you to enter my/our name(s) in the Company’s Register of Members as the holder(s) of the Shares, subject to the Company’s Memorandum and articles of association;

2.6	hereby covenant to pay the Company the amount of any Tax Liability** which may arise as a consequence of or in connection with this exercise of the Option (and, for the purposes of this Notice of Exercise, the expression “Tax Liability” has the same meaning as it has in the Agreement;

2.7	in order to give effect to this covenant, I/we hereby authorise and appoint the Company as my/our attorney in my/our name(s) and on my/our behalf:

(a)	to sell such number (but no more) of the Shares registered in my/our name(s) as will enable the Company (after payment of all necessary selling expenses and commissions) to recover and retain for itself from the sale proceeds an amount equal to such Tax Liability and then account to me/us for any cash balance remaining, provided that the Company may sell that number of shares at such price or prices as it shall, in its absolute discretion, consider fair and reasonable, and

(b)	generally to sign any stock transfer form or other document or documents which may be required and to do any other thing which the Company shall consider necessary or expedient for carrying out the acts hereby authorised in the same manner and as fully in all respects as I/we could have done personally and I/we hereby undertake to ratify everything which the Company shall do or purport to do by virtue of this power of attorney; and

2.8	request you to send a share certificate in respect of the Shares not sold pursuant to the authority given above (and, if appropriate, a balance option certificate) to me/us at the address given below.

SIGNED and DELIVERED as a DEED BY

Name	Address

Signature

Date

in the presence of:-

Witness’ Name	Address

Witness’ Signature

*	Personal Representatives should enclose an Office Copy of the relevant Grant of Probate or Letters of Administration.
**	Persons exercising the option should consult with the Company as to whether any Tax Liability is anticipated, however the Company does not undertake to advise you on the tax consequences of exercising your Option. If you are unsure of the tax liabilities which may arise you should take appropriate professional advice before exercising your Option.

SCHEDULE 3

S.431 ELECTION

Joint Election under s431 ITEPA 2003 for full or partial disapplication of Chapter 2

Income Tax (Earnings and Pensions) Act 2003

Employment-related securities acquired on exercise of qualifying options exercised before the tenth anniversary of the date of grant.

One Part Election

Between

the Employee	[●]

whose National Insurance Number is	[●]

and

the Company (which is the Employee’s employer)	Magic Pony Technology Limited

of Company Registration Number	09356191

Purpose of Election

This joint election is made pursuant to section 431(1) Income Tax (Earnings and Pensions) Act 2003 (ITEPA) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.

The effect of an election under section 431(1) is that, for the relevant Income Tax and NIC purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply.

Should the value of the securities fall following the acquisition, it is possible that Income Tax/NIC that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the Income Tax/NIC due by reason of this election. Should this be the case, there is no Income Tax/NIC relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

Application

This joint election is made not later than 14 days after the date of acquisition of the securities by the employee and applies to:

Number of securities

Description of securities	Ordinary shares in the capital of Magic Pony Technology Limited

Name of issuer of securities	Magic Pony Technology Limited

Acquired by the Employee on

Extent of Application

This election disapplies S.431(1) ITEPA: All restrictions attaching to the securities.

Declaration

This election will become irrevocable upon the later of its signing or the acquisition of employment-related securities to which this election applies.

In signing this joint election, we agree to be bound by its terms as stated above.

/ /
Signature (Employee)	Date

/ /
Signature (for and on behalf of the Company)	Date

Position in company